Exhibit 99.3

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE ANNOUNCES

SECONDARY OFFERING OF COMMON STOCK

BOCA RATON, Fla. – April 14, 2005 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced a public offering of approximately 3.0 million shares of common stock pursuant to its currently effective shelf registration statement. All of the approximately 3.0 million shares are offered by Morgan Stanley Dean Witter Capital Partners IV, L.P.; MSDW IV 892 Investors, L.P.; Morgan Stanley Dean Witter Capital Investors IV, L.P.; Morgan Stanley Venture Partners III, L.P.; Morgan Stanley Venture Investors III, L.P. and Morgan Stanley Venture Partners Entrepreneur Fund, L.P.

Neither the Company or management registered any shares of common stock pursuant to this registration statement nor will the Company or management receive any proceeds from the sale of shares by the selling stockholders.

Citigroup Global Markets Inc. is the sole book-running manager for the offering. When available, full details of the offering, including a description of and certain risk factors relating to the offering, will be contained in a prospectus supplement, which may be obtained from Citigroup Global Markets Inc., 140 58th Street, Brooklyn, NY 11220.

This press release shall not constitute an offer to sell nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Citigroup Global Markets Inc. as indicated in this news release.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States as well as a provider of human capital management services. The Company has a client base of approximately 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company’s press releases, SEC filings and other notices by e-mail.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Additional information about our business:

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com